Exhibit 10.6

Execution Version

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (as amended from time to time in accordance with Section 6.9, this “Agreement”) is made and entered into as of August 12, 2016 but is not deemed to be effective until September 16, 2016 (the “Effective Date”) by and between ACV Auctions Inc., a Delaware corporation (the “Company”), and George Chamoun (“Executive”).

1. DEFINITIONS.

1.1 Defined Terms. The following terms are defined for purposes of this Agreement as follows:

“Annual Bonus” has the meaning ascribed thereto in Section 3.2.

“Base Salary” has the meaning ascribed thereto in Section 3.1.

“Base Termination Obligations” means, as of the date Executive’s employment with the Company terminates, the following: (a) any earned and unpaid Base Salary through the date of his termination (which, for clarification, does not include earned but unused paid time off unless the Company’s policy in effect at the time of termination provides otherwise), (b) any unpaid Annual Bonus in respect of any fiscal year that has ended prior to the date of termination, (c) any unreimbursed business expenses incurred in accordance with the Company’s policies, subject to the submission of any required substantiation and documentation as specified pursuant to such policies, and (d) all benefits to which Executive is entitled under the terms of this Agreement and the Company’s benefit plans, programs or arrangements in which he participates (other than severance, bonus or other incentive compensation plans, programs or arrangements), as in effect immediately prior to the date of termination.

“Board” means the Board of Directors of the Company or, with respect to any particular duty or responsibility, a committee of the Board of Directors of the Company to which the Board of Directors of the Company expressly delegates such duty or responsibility.

“Cause” means, as determined in the reasonable judgment of a majority of disinterested members of the Board with the Executive abstaining from such vote to the extent the Executive is a member of the Board: (A) conviction of, or plea of nolo contendere to, any felony or of any other crime involving dishonesty or moral turpitude; (B) Executive’s breach of any material provision of this Agreement, the Consulting Agreement or the Restrictive Covenant Agreement; (C) Executive’s refusal to abide by or comply with lawful directives of the Company or Board (not to include any individual or Company performance-based criteria); (D) Executive’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, including, without limitation, any willful breach of Executive’s fiduciary duty to the Company; (E) intentional and material damage to any property of the Company; (F) threats, acts of violence or unlawful harassment in the workplace or in the course or scope of any business activity on behalf of the Company; or (G) conduct by Executive which demonstrates gross unfitness to serve (with “gross unfitness to serve” defined to mean, (i) improper fraternization, flirtation and/or advances made by Executive to any Company personnel or any customers or prospects of the Company, (ii) use of alcohol or drugs that interferes with the performance of Executive’s duties or compromises the integrity and reputation of the Company, (iii) unauthorized possession of weapons, firearms, ammunitions or explosives by Executive while on Company premises, or while rendering services on behalf of the Company, or (iv) making malicious or derogatory statements that are reasonably likely to damage the integrity or reputation of the Company, its products and performance, or its officers, employees or directors). Prior to any termination pursuant to each such event listed above, to the extent such event(s) is capable of being cured by Executive, the Company shall give the Executive written notice thereof describing in reasonable detail the circumstances constituting Cause and the Executive shall have the opportunity to remedy same within twenty (20) days of receiving written notice.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Code Section 409A” means Section 409A of the Code, any applicable state or local tax law or regulation that incorporates Section 409A of the Code into its tax laws specifically or generally or any state or local tax law, rule or regulation that is materially similar to Section 409A of the Code.

“Consulting Agreement” means that certain Amended and Restated Consulting Agreement between the Company and Executive dated the date first written above

“Corporate Transaction” shall mean a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation as of the Effective Date).

“Employment Period” has the meaning ascribed thereto in Section 4.1.

“Good Reason” shall exist if the Executive does not remain a member of the Board prior to a Corporation Transaction (other than in the case of a voluntary resignation or a removal for cause) or if, without Executive’s consent, the Company (A) requires that the Executive or his principal office be relocated to, or based in, any location that increases the one-way driving commute of Executive by more than fifty (50) miles, (B) reduces Executive’s salary (other than any reduction which is part of a general reduction or other concessionary arrangement affecting a majority of the Company’s senior executive officers), (C) materially reduces the Executive’s title, responsibility or authority prior to a Corporate Transaction, or (D) materially reduces the Executive’s title, responsibility or authority on or following a Corporate Transaction unless Executive is performing duties and responsibilities for the Company or its successor that are similar to those Executive was performing for the Company immediately prior to such transaction (for example, if the Company becomes a division or unit of a larger entity and Executive is performing duties for such division or unit that are similar to those Executive was performing prior to such transaction but under a different title as Executive had prior to such transaction, no “Good Reason” for shall exist); provided that, (i) prior to any termination for Good Reason, Executive shall first provide the Board with reasonable written notice, setting forth in reasonable detail the circumstances that Executive believes exist that give rise to Good Reason for resignation, (ii) and there shall be no Good Reason for resignation with respect to any such circumstances cured by the Company within twenty (20) days after the delivery of such notice. In addition, in order for a resignation by Executive to constitute a resignation for Good Reason, Executive must give notice of resignation to the Company within five (5) days after the expiration of the twenty (20) day cure period described in the foregoing sentence.

“Investment Event” means the completion of an equity financing by the Company with gross proceeds to the Company in excess of $3 million.

“Release Deadline Date” has the meaning ascribed thereto in Section 4.4(g).

“Release of Claims” means a general release of claims in the form provided to Executive by the Company.

“Restrictive Covenant Agreement” means that certain Amended and Restated Confidentiality, Non-Competition and Invention Assignment Agreement between the Company and Executive dated the date first written above.

“Salary Continuation Period” means the 6-month period commencing on the day on which Executive’s employment with the Company terminates. Notwithstanding the foregoing, if an Investment Event occurs after the date of this Agreement and before September 16, 2017, then, the Salary Continuation Period shall increase to the 12-month period commencing on the day on which Executive’s employment with the Company terminates.

“Severance Benefits” has the meaning ascribed thereto in Section 4.4(g).

“Total Disability” means the occurrence of a physical or mental impairment that the Board determines, in good faith based on the opinion of a licensed physician selected by the Company or its insurers, prevents Executive from fulfilling his obligations under this Agreement for a period of one hundred twenty (120) days or more.

2. EMPLOYMENT OF EXECUTIVE.

2.1 Duties and Status. As of the Effective Date, the Company will employ Executive as the Chief Executive Officer of the Company, and Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement. Executive will faithfully exercise and perform such duties on behalf of the Company as are normally associated with the title and position of authority then held by Executive, and such other or different duties as the Board reasonably determines from time to time. For service as a director, officer and employee of the Company, the Company agrees that the Executive shall be entitled to the full protection of the applicable indemnification provisions of the charter documents of the Company.

2.2 Time and Effort. During the Employment Period, Executive will devote his full working time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company Group and will not engage in any other business or occupation. Executive agrees that he will abide by, and will conduct business in accordance with and subject to, all applicable written policies and procedures of the Company that are delivered or are made available to Executive from time to time, including all written business ethics and conflict of interest policies that are delivered or are made available to Executive from time to time. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from making personal investments or engaging in other activities or serving on the boards of other companies, profit or non-profit as forth on Schedule A attached hereto and such other entities as approved in advance by the Company’s Board of Directors, provided, such outside activities shall not interfere with the performance of the Executive’s duties hereunder, and shall not conflict with the Executive’s obligations under Restrictive Covenant Agreement.

3. COMPENSATION AND BENEFITS.

3.1 Base Salary. For all of the services rendered by Executive to the Company Group, the Company will pay (or cause to be paid) to Executive $250,000 per annum during the Employment Period (the “Base Salary”). Executive’s Base Salary will be payable in installments in accordance with the regular payroll practices of the Company in effect from time to time. During the Employment Period, Executive’s performance will be reviewed by the Board from time to time to determine whether Executive’s Base Salary then in effect should be increased. When the Company reaches $25,000,000 in annual sales, the Board shall engage a compensation consultant to conduct a review of the Base Salary and other compensation.

3.2 Annual Bonus. During the Employment Period, Executive will be eligible for and be paid an annual incentive bonus award (the “Annual Bonus”) under an annual bonus plan to be established by the Board in respect of each fiscal year during the Employment Period. The target Annual Bonus shall be at least 50% of Executive’s Base Salary paid by the Company in such fiscal year subject to meeting objectives set by the Board or the Compensation Committee of the Board. Executive shall not have a vested right in any bonus payment from the Company until final determination is made by the Board or the Compensation Committee of the Board, as applicable, regarding the amount, if any, of such Annual Bonus. Such Annual Bonus shall be paid within 45 days following the completion of the Company’s annual financial statements and shall be subject to standard federal and state withholding requirements.

3.3 Options and Equity Investment. In consideration of his employment with the Company, the Company, shall, subject to the approval by the Board, grant shares of the Company to Executive in accordance with the Restricted Stock Grant Agreement.

3.4 Employee Benefits. During the Employment Period, Executive will be entitled to participate in any benefit plans, including any disability, retirement, vacation, welfare benefit plans or programs, as may from time to time be made generally available to other senior executives of the Company in accordance with and subject to the terms and conditions of such plans and programs, which programs shall include family health insurance, dental insurance, optical insurance and disability insurance. To the extent allowed by applicable law, such family health insurance, dental insurance, optical insurance and disability insurance benefits shall be provided at no cost to Executive. However, if applicable law would prohibit the Company from providing such health insurance, dental insurance, optical insurance or disability insurance at no cost to Executive while at the same time imposing cost-sharing on other employees of the Company for such insurance benefits, the Company shall not be required to provide Executive with such insurance benefits at no cost. Nothing contained herein will be construed to limit the Company’s ability to amend, suspend or terminate any employee benefit plan or program at any time in accordance with the terms thereof, and the right to do so is expressly reserved, provided that the insurance benefits set forth above are not impacted. Notwithstanding anything herein to the contrary, the aggregate annual cost to the Company of the employee benefits provided hereunder shall not exceed $20,000.

3.5 Business Expense Reimbursement. The Company will reimburse Executive for all reasonable business expenses incurred by Executive during the Employment Period in the performance of Executive’s duties under this Agreement, in accordance with the Company’s employee business expense reimbursement policies in effect from time to time.

4. TERMINATION.

4.1 At Will Arrangement; Employment Period. Executive’s employment with the Company is an “at will” arrangement and therefore may be terminated at any time by either party, for Cause or without Cause, for any reason or for no reason and without an opportunity to cure. The period from the Effective Date until the date Executive’s employment with the Company terminates is referred to herein as the “Employment Period.”

4.2 Effect on Directorships, Etc. Immediately upon the termination of Executive’s employment for any reason with the Company, Executive will, unless the stockholders of the Company otherwise agree, be deemed to have resigned from any and all directorships, committee memberships and any other offices or positions Executive holds with the Company and, at the Company’s request, Executive will provide the Company with a formal written resignation from any such directorships, committee memberships and any other offices or positions Executive holds with the Company, provided, receipt of such written resignation will not be required for such deemed resignation to be effective.

4.3 Termination of Employment.

(a) By the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause by providing Executive with written notice specifying in reasonable detail the grounds for termination for Cause. Executive’s employment will terminate immediately upon delivery of such notice unless otherwise specified by the Board; provided, with respect to any Cause termination providing for a cure period, such termination for Cause will occur upon the expiration of the applicable cure period specified in the definition of Cause (if any) if Executive fails to cure the grounds for termination for Cause before such cure period expires.

(b) By the Company upon Total Disability. The Company may terminate Executive’s employment hereunder on five days’ prior written notice upon Executive suffering a Total Disability. Notwithstanding any provision of this Agreement to the contrary, during any period that Executive is unable to perform his duties by reason of a physical or mental disability or infirmity but prior to any date that Executive experiences a Total Disability, Executive may continue as an employee of the Company but may be suspended from his position, authority and duties during such period, with full compensation and benefits (including payment of salary) to the extent not otherwise received by Executive pursuant to the Company’s short-term or long-term disability programs, and in no event will any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder.

(c) By the Company without Cause. The Company may terminate Executive’s employment hereunder for any reason or no reason, in the Company’s sole discretion.

(d) By Executive with Good Reason. Executive may terminate his employment hereunder for Good Reason with Good Reason by providing the Company with 60 days’ prior written notice, specifying in reasonable detail the alleged grounds for Good Reason, which notice must be given within 30 days of Executive’s actual knowledge of the circumstances that are alleged to constitute Good Reason first arising and must indicate that Executive plans to terminate if the circumstances are not cured; further provided, however, that termination for Good Reason will not be effective if, within 15 days of receiving written notice from Executive, the Company cures the grounds set forth in Executive’s Good Reason notice or Executive’s Good Reason notice does not satisfy the foregoing requirements.

(e) By Executive without Good Reason. Executive may terminate his employment hereunder without Good Reason after providing 30 days’ prior written notice to the Company.

(f) Death of Executive. Executive’s employment hereunder will terminate upon the death of Executive.

4.4 Compensation and Benefits Following Termination. Except as expressly provided in this Section 4.4, any and all obligations of the Company to make payments to Executive under this Agreement will cease following the termination of Executive’s employment hereunder.

(a) Upon Termination For Cause. If the Company terminates the employment of Executive for Cause, Executive will only be entitled to the Base Termination Obligations (which will be paid as they come due in the ordinary course), and Executive will not be entitled to any further payments from the Company pursuant to this Agreement or otherwise.

(b) Upon Termination for Total Disability. If the employment of Executive is terminated by the Company upon his Total Disability pursuant to Section 4.3(b), Executive will only be entitled to the Base Termination Obligations (which will be paid as they come due in the ordinary course), and Executive will not be entitled to any further payments from the Company pursuant to this Agreement or otherwise.

(c) Upon Termination without Cause. If the Company terminates the employment of Executive without Cause pursuant to Section 4.3(c) (which, for clarification, is deemed not to include a termination due to Total Disability or a termination for Cause), then Executive will only be entitled to (1) Base Termination Obligations (which will be paid as they come due in the ordinary course), (2) salary continuation during the Salary Continuation Period based on the Base Salary in effect at the time of termination, payable in accordance with the Company’s payroll practices; and (3) a pro rata portion of the Annual Bonus in respect of the fiscal year of the date of termination, provided that Executive has worked at least six (6) months during such fiscal year.

(d) By Executive with Good Reason. In the event Executive terminates Executive’s employment with Good Reason pursuant to Section 4.3(d), then Executive will only be entitled to (1) Base Termination Obligations (which will be paid as they come due in the ordinary course), (2) salary continuation during the Salary Continuation Period based on the Base Salary in effect at the time of termination, payable in accordance with the Company’s payroll practices; and (3) a pro rata portion of the Annual Bonus in respect of the fiscal year of the date of termination, provided that Executive has worked at least six (6) months during such fiscal year.

(e) By Executive without Good Reason. In the event Executive terminates his employment without Good Reason pursuant to Section 4.3(e), Executive will only be entitled to the Base Termination Obligations (which will be paid as they come due in the ordinary course), and Executive will not be entitled to any further payments from the Company pursuant to this Agreement or otherwise.

(f) Upon Death. In the event that the Employment Period terminates pursuant to Section 4.3(f) on account of the death of Executive, then Executive’s estate or his beneficiaries will only be entitled to Base Termination Obligations (which will be paid as they come due in the ordinary course).

(g) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to this Section 4.4 (other than the Base Termination Obligations) (collectively, the “Severance Benefits”) will be conditioned upon Executive’s execution and delivery to the Company a Release of Claims provided by the Company with such Release of Claims becoming irrevocable in accordance with its terms no later than the eighth day following the applicable Release Expiration Date (as defined in the Release of Claims) (the “Release Deadline Date”). If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the Release Deadline Date, or timely revokes his acceptance of such release following its execution, Executive will not be entitled to any of the Severance Benefits. Any Severance Benefits that are scheduled to be paid following the date of Executive’s termination of employment hereunder and prior to the Release Deadline Date will not be paid until the first regularly scheduled payroll date following the Release Deadline Date, at which time, so long as the Release of Claims has become effective and irrevocable, Executive will be paid, in a single cash lump sum, an amount equal to the aggregate amount of all Severance Benefits that were otherwise scheduled to be paid prior thereto, and any remaining Severance Benefits will thereafter be provided to Executive according to the applicable schedule set forth in this Agreement. In the event of Executive’s death or Total Disability after or upon termination of employment, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

(h) Offset. In the event of any termination of Executive’s employment under this Agreement for any reason or for no reason, the Company’s obligation to make any payments to Executive under this Agreement will be subject to offset to the maximum extent permitted by Code Section 409A for any loans, debts, obligations or expenses that Executive owes to the Company Group; provided, to the extent any amount so subject to offset is payable in installments hereunder, such offset will not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied will remain an outstanding obligation of Executive and will be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.

5. RESTRICTIVE COVENANTS. As a condition of Executive’s employment with the Company and entitlement to Severance Benefits, Executive hereby agrees and covenants to the obligations set forth in the Restrictive Covenant Agreement. The obligations in the Restrictive Covenant Agreement will survive the termination of the Employment Period. Executive acknowledges and agrees that Executive’s material breach of the Restrictive Covenant Agreement will constitute a material breach of this Agreement.

6. MISCELLANEOUS.

6.1 Representations and Warranties of Executive. Executive represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, and (b) Executive has not violated and, in connection with his employment with the Company on the terms hereof will not violate, any non-solicitation, non-competition, confidentiality or other similar covenant or agreement of any prior employer by which he is bound. In connection with his employment with the Company, Executive will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

6.2 Governing Law and Jurisdiction. Executive and the Company agree that, except where preempted by federal law, the validity, interpretation, construction, and performance of this Agreement is governed by and is to be construed under the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to conflict of laws rules. As a specifically bargained for inducement for the Company and Executive to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto: (a) agrees that any dispute or claim arising out of or relating to this Agreement or claim of breach hereof will be brought exclusively in the United States District Court for the Western District of New York, to the extent federal jurisdiction exists, and in any State court sitting in Erie County, New York but only in the event federal jurisdiction does not exist, and any applicable appellate courts; (b) expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby; (c) submits to the jurisdiction of the above-listed courts, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding will be heard and determined in any such court; and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

6.3 Headings. The headings and captions set forth herein are for convenience of reference only and will not affect the construction or interpretation hereof.

6.4 Notices. Any notice or other communication required, permitted, or desirable hereunder will be hand delivered (including delivery by a commercial courier service) or sent by United States registered or certified mail, postage prepaid, addressed (a) to Executive, in accordance with the notice information set forth below Executive’s signature on this Agreement or (b) to the Company, as follows:

If to the Company:	ACV Auctions Inc.
640 Ellicott Street
Buffalo, New York 14203
Attention: Joseph S. Neiman

With a copy to:	Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Attention: Mario Fallone, Esq.

or, in each case, to such other addresses as is furnished by one party to the other party in accordance with this Section 6.4. Any such notice or communication will be deemed to have been given as of the date so delivered in person or three business days after so mailed.

6.5 Successors and Assigns.    Executive may not assign his rights or delegate his duties under this Agreement without the prior written consent of the Company. Executive understands and agrees that this Agreement will be binding upon and inure to the benefit of the Company and its legal representatives, successors and assigns. Without limiting the generality of the foregoing sentence, this Agreement may be assigned by the Company without the consent of Executive to any purchaser of all or substantially all of the assets or equity interests of the Company, whether by purchase, merger, or other similar transaction. Executive also understands and agrees that this Agreement will be binding upon and inure to the benefit of Executive’s heirs and executors or administrators.

6.6 Withholding. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as will be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Code Section 409A to such payments.

6.7 Section 409A of the Code. The Company and Executive intend that payments and benefits under this Agreement be exempt from or comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance therewith. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Code Section 409A, in no event whatsoever will any member of the Company Group or any of their respective Affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Code Section 409A or any damages for failing to comply with Code Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Code Section 409A).

6.8 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties or covenants not specifically referred to or contained herein, including, without limitation, that certain Employment Agreeement dated July 28, 2016 between the Company and the Executive. Notwithstanding the foregoing, this Agreement does not supersede or otherwise affect the Restricted Stock Grant Agreement or any other definitive agreement entered into by and between Executive and the Company contemporaneously with entering into and delivering this Agreement.

6.9 Waiver and Amendments. Any waiver, amendment, modification or termination of any of the terms of this Agreement will be valid only if made by a written instrument signed by the Company and Executive. No waiver by either of the parties hereto of their rights hereunder will be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

6.10 Execution of Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. This Agreement may be delivered by facsimile or electronic transmission of an originally executed copy to be followed by immediate delivery of the original of such executed copy.

6.11 Severability. If any provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, will not be affected thereby.

6.12 Survival of Operative Sections. The provisions of this Agreement will survive the termination of Executive’s employment to the extent necessary to give effect to the provisions thereof.

6.13 No Reliance. Executive represents and warrants that (a) he has not relied on any representation, warranty or other statements of any owner, director, manager, officer, employee, agent or representative of any member of the Company in connection with entering into this Agreement, accepting employment by the Company or evaluating the compensation elements of such employment and (b) he has been advised by the Company to seek independent advice from his own counsel and tax and financial advisors in connection with such matters, and he has sought the advice that he has deemed necessary.

6.14 Prevailing Party’s Expenses. In the event of litigation between the Company and Executive related to this Agreement, the non-prevailing party will reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ACV AUCTIONS INC.

By:	/s/ Joseph S. Neiman
Name: Joseph S. Neiman
Title: Chief Executive Officer

/s/ George Chamoun
George Chamoun

[Employment Agreement – Chamoun]

Schedule A

Launch New York, Inc. - Non-Profit Venture Development Organization. The Executive is currently the Chairman of the Board.

Loupe - Restaurant loyalty company. The Executive is currently Chairman of the Board.